EXECUTION COPY

ASSET PURCHASE AGREEMENT

THE GRILLED CHEESE TRUCK, INC.

And

GCT TEXAS MASTER, LLC

as Buyers

AND

HOOK & LADDER DRAUGHT HOUSE, LLC

And

KOW LEASING CO., LLC

as Sellers

AND

DEEPAK DEVARAJ

as Sole Member

Dated As Of August __, 2013

RECITALS		1
ARTICLE I	DEFINITIONS	1
1.1	Certain Defined Terms	1
1.2	Other Defined Terms	5
ARTICLE II	PURCHASE AND SALE OF ASSETS	6
2.1	Purchase of Assets	6
2.2	Excluded Assets	7
2.3	Purchase Price and Payment	8
2.4	Additional Considerations	8
2.5	Full Possession	11
2.6	No Assignment in Certain Circumstances	12
ARTICLE III	ASSUMPTION OF LIABILITIES	12
3.1	Assumption of Liabilities	12
3.2	Retained Liabilities	13
ARTICLE IV	CLOSING	14
4.1	Closing	14
4.2	Sellers' Obligations at Closing	14
4.3	Buyer Obligations at Closing	15
4.4	Proration of Taxes and Expenses	15
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER AND DEVARAJ	16
5.1	Organization and Qualification	16
5.2	Authorization	17
5.3	Non-Contravention	17
5.4	Financials	17
5.5	Absence of Certain Changes	17
5.6	Title to Assets	18
5.7	Personal Property Leases	19
5.8	Real Property Leases	19
5.9	Intellectual Property Rights	19
5.10	Litigation; Legal Matters	22
5.11	Permits and Other Operating Rights	22
5.12	Compliance with Laws	22
5.13	Tax Matters	23
5.14	Insurance	23
5.15	Disclosure	23
5.16	No Brokers	23
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	24
6.1	Organization and Qualification	24
6.2	Authorization	24
6.3	Capitalization	24
6.4	Non-Contravention	25
6.5	Form 10-K and Form 10-Q Filings	25
6.6	Compliance with Law	25
6.7	No Violation	25

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6.8	No Brokers	25
6.9	Litigation; Legal Matters	26
ARTICLE VII	[INTENTIONALLY OMITTED]	26
ARTICLE VIII	CERTAIN COVENANTS	26
8.1	Confidentiality	26
8.2	Authorizations	27
8.3	Publicity	27
8.4	Notification	27
8.5	Bulk Sale Compliance	27
8.6	Agreement Not to Compete	27
8.7	State Unemployment Tax Accounts	29
8.8	Books and Records	29
ARTICLE IX	INDEMNIFICATION	29
9.1	Survival	29
9.2	Indemnification by Sellers	30
9.3	Indemnification by Buyer	30
9.4	General Indemnification Provisions	31
9.5	Tax Matters	32
9.6	Materiality	32
ARTICLE X	TAX MATTERS	33
10.1	Allocation of Purchase Price	33
10.2	Taxes Before and After the Closing Date	33
10.3	Notification and Defense	34
10.4	Access	34
10.5	Taxes Relating to Transactions Contemplated by This Agreement	35
10.6	Payments	35
10.7	Confidentiality and Related Agreements	35
10.8	No Third-Party Beneficiaries	35
10.9	COBRA	35
ARTICLE XI	GENERAL PROVISIONS	36
11.1	Expenses, Taxes, Etc.	36
11.2	Notices	36
11.3	Disclosure Schedule	37
11.4	Interpretation; Conflict Between Agreements	37
11.5	Severability	38
11.6	Assignment	38
11.7	No Third-Party Beneficiaries	38
11.8	Amendment, Other Remedies and Waiver	38
11.9	Further Assurances	39
11.10	Mutual Drafting	39
11.11	Governing Law	39
11.12	Consent to Jurisdiction; Waiver	39
11.13	Waiver of Jury Trial	40
11.14	Counterparts	40
11.15	Entire Agreement	40

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EXHIBIT:

Exhibit A – GCT Employment Agreement

Exhibit B – GCT-TX Employment Agreement

Exhibit C – Form of Warrant

Exhibit D –Bill of Sale

Exhibit E – Assignment and Assumption Agreement

Exhibit F – Lease Assignment and Assumption Agreement

DISCLOSURE SCHEDULES:

Schedule 2.1(a)	Equipment
Schedule 2.1(b)	Contracts
Schedule 2.2(e)	Excluded Assets
Schedule 3.1	Assumed Liabilities
Schedule 4.4	Taxes and Expenses
Schedule 5.1	Organization and Qualification of H&L and KOW
Schedule 5.3	Non-Contravention
Schedule 5.4	Financials
Schedule 5.5	Absence of Certain Changes
Schedule 5.6(a)	Title to Assets
Schedule 5.6(b)	Condition of Assets, Properties and Equipment
Schedule 5.7(a)	Personal Property Leases
Schedule 5.8(a)	Real Property Leases
Schedule 5.9(b)	Owned Intellectual Property
Schedule 5.9(c)	Licensed Intellectual Property
Schedule 5.10	Litigation; Legal Matters
Schedule 5.11	Permits and Other Operating Rights
Schedule 5.12	Compliance with Laws
Schedule 5.14	Insurance

Schedule 6.2(b)	Required Consents
Schedule 10.1	Allocation of Purchase Price

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August __, 2013 (the “Effective Date”), by and among Hook & Ladder Draught House, LLC, a Texas limited liability company (“HL”), KOW Leasing Co., LLC, a Texas limited liability company (“KOW” and together with HL, the “Sellers”), Deepak Devaraj, as sole member of HL and KOW, respectively (“Devaraj”), and The Grilled Cheese Truck, Inc., a Nevada corporation (“GCT”) and GCT Texas Master, LLC, a Nevada limited liability company and Affiliate of GCT (“GCT-TX”, together with GCT, collectively, the “Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the Business (as hereinafter defined); and

WHEREAS, Sellers desire to sell and cause to be transferred to Buyer, and Buyer desires to purchase and accept the transfer from Sellers, all of the assets and properties of Sellers used or usable in the Business, as hereinafter specifically provided (the “Purchase”);

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1.          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of Sellers, whether or not billed by Sellers as of the Closing Date, arising out of or in connection with the services provided sold, to such customers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable arising out of or in connection with such services and products representing amounts receivable in respect of goods shipped or products sold or services rendered, through the date immediately preceding the Closing Date, to customers of Sellers, and (b) any claim, remedy or other right related to any of the foregoing.

“Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, audit, assessment or arbitration, or any request (including any request for information), proceeding or investigation, by or before any Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

“Agreement” means this Asset Purchase Agreement, including all schedules and exhibits hereto, as it may be further amended from time to time as herein provided.

“Ancillary Agreements” means the GCT Employment Agreement, the GCT-TX Employment Agreement and the Form of Warrant.

“Assets” has the meaning specified in Section 2.1.

“Assumed Liabilities” has the meaning specified in Section 3.1.

“Books and Records” means all of the following which pertain to the Assets, Assumed Liabilities or the Business: books, records, manuals and other materials, files, originals and copies of all written Customer Contracts, other Contracts, purchase orders, invoices, items of payment, tax receipts, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, memoranda, forecast, price lists, sales records, customer lists, vendor and supplier lists, financial records, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, credit records, quality control records and procedures, research and development files, records, data, trademark files and disclosures, media materials and plates, sales order files and litigation files.

“Business” means the food truck and food service business as conducted by Sellers prior to the Effective Date.

“Buyer Indemnified Parties” has the meaning specified in Section 9.2.

“Buyer Loss” has the meaning specified in Section 9.2.

“Buyer” means, The Grilled Cheese Truck, Inc., a Nevada corporation and GCT Texas Master, LLC, a Nevada limited liability company.

“Bylaws” means a company’s bylaws, code of regulations or equivalent document.

“Charter” means a company’s articles of incorporation, certificate of incorporation, articles of formation or equivalent organizational documents.

“Closing” means the closing of the transactions contemplated by this Agreement as specified in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Date of Survival” has the meaning specified in Section 9.1.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof delivered to Buyer by Sellers and forming a part of this Agreement.

“Encumbrance” means any interest (including any security interest), pledge, mortgage, lien (including environmental liens), charge, claim (including any adverse claim) or other right of third parties, whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Equipment” has the meaning specified in Section 2.1.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Excluded Assets” has the meaning specified in Section 2.2.

“Financials” has the meaning specified in Section 5.5.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“GCT Employment Agreement” means the Employment Agreement by and between GCT and Devaraj, the form of which is attached hereto as Exhibit A.

“GCT-TX Employment Agreement” means the Employment Agreement by and between GCT-TX and Devaraj, the form of which is attached hereto as Exhibit B.

“Geographic Area” means the State of Texas.

“Governmental Authority” means any federal or national, state or provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, political subdivision, court, tribunal, official arbitrator or arbitral body in each case whether domestic or foreign.

“Governmental Order” means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnitee” has the meaning specified in subsection 9.4(a).

“Indemnitor” has the meaning specified in subsection 9.4(a).

“IRS” means the Internal Revenue Service or any successor entity.

“Knowledge” and “known” and words of similar import mean:

(i)          with respect to any Seller shall mean the knowledge of a particular matter by Devaraj or any executive officer, director or member of such Seller, and shall be deemed to include the knowledge that any such person would have obtained after making a reasonable inquiry of those employees of such Seller with principal day-to-day operational responsibility with respect to a particular matter; and

(ii)         with respect to Devaraj shall mean the knowledge of a particular matter by Devaraj, and shall be deemed to include the knowledge that Devaraj would have obtained after making a reasonable inquiry of those employees of Sellers with principal day-to-day operational responsibility with respect to a particular matter; and

(iii)         with respect to Buyer shall mean the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, and shall be deemed to include the knowledge that such directors or executive officers would have obtained after making a reasonable inquiry with respect to a particular matter.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any law, rule, regulation, Action, Governmental Order, and those arising under any contract, agreement, commitment or undertaking.

“Losses” has the meaning specified in subsection 9.4(a).

“Material Adverse Effect” means a material adverse effect on (a) the assets, properties, Liabilities, operations, business, or condition (financial or otherwise) of the named party, taken as a whole, or (b) the ability of the named party to perform its obligations hereunder; provided, however, that any event, occurrence, fact, condition or change resulting from any of the following shall not be deemed a Material Adverse Effect so long as each of the following, after the Effective Date, regarding does not adversely affect the Sellers, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate: (i) the announcement of the transactions contemplated by this Agreement; (ii) any general market, economic, financial, labor or political conditions in the United States or in any foreign country; (iii) any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by, the United States or any other country in which the named party operate; (iv) earthquakes, hurricanes, tornadoes, floods or other natural disasters; or (v) changes in applicable laws.

“Operating Agreement” means a limited liability company’s operating agreement, code of regulations or equivalent document.

“Permitted Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Permitted Liens” means any (a) liens encumbering the Equipment in favor of lessors of the Personal Property Leases with respect to which no default exists; and (b) liens for current taxes not yet due and payable.

“Person” shall include any individual, trustee, firm, corporation, partnership, limited liability company, Governmental Authority or other entity, whether acting in an individual, fiduciary or any other capacity.

“Purchase” has the meaning specified in the Recitals to this Agreement.

“Purchase Price” has the meaning specified in Section 2.3.

“Retained Liabilities” has the meaning specified in Section 3.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning specified in Section 9.3.

“Seller Loss” has the meaning specified in Section 9.3.

“Sellers” means, collectively, HL and KOW.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise.

“Tax Return” means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Third Party Claims” has the meaning specified in subsection 9.4(c).

“Transfer Taxes” shall have the meaning specified in Section 10.6.

1.2.          Other Defined Terms. In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement and, whenever such terms are used in this Agreement, they shall have their respective defined meanings.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1.          Purchase of Assets. Upon the terms and subject to the conditions herein set forth, in reliance upon the representations and warranties contained herein and in consideration of the payment of the Purchase Price at the Closing, Sellers hereby sell, convey, assign, transfer and deliver to Buyer, and Buyer hereby purchases and acquires from Sellers, free and clear of any and all Encumbrances, all of Sellers’ rights, title and interests in and to the following assets (collectively the “Assets”):

(a)          all owned or leased tangible personal property, machinery, fixtures, furniture, inventory, equipment, motor vehicles, including those motor vehicles set forth on Disclosure Schedule 2.1(a), and communications equipment, computers, parts, raw materials and supplies, together with all deposits and prepaid assets associated therewith (“Equipment”);

(b)          all rights of Sellers arising prior and subsequent to the Effective Date in, to and under any of the contracts, personal property leases, real property leases, commitments, understandings, arrangements, agreements or restrictions of any kind or character to which Sellers are a party, or by which the Sellers or any of the Purchased Assets may be bound or affected, whether oral or written, that are set forth on Schedule 2.1(b) hereto (each, a “Contract”);

(c)          all rights of Sellers arising prior and subsequent to the Effective Date under all of their customer contracts, whether written or oral, customer files, lists of supplies and vendors (including without limitation, all addresses, phone numbers, facsimile numbers and email addresses), rights and claims under sales contracts, service agreements;

(d)          all patents and patent applications, copyrights, trade secrets, know-how, inventions and processes, trade names, trademarks, service marks, logos, brand names, assumed names, domain names, URLs, websites, software, technology rights, licenses and all other intellectual property, and all registrations and applications therefor, together with the goodwill symbolized thereby;

(e)          all technical, design, processing, manufacturing or marketing information, including new developments, technology, inventions, know-how, processes, ideas, data and databases and trade secrets and documentation thereof (including related papers, drawings, chemical compositions, formulae, diaries, notebooks, specifications, methods of manufacturing and software) and other similar information and all claims and rights related thereto;

(f)          all of Sellers’ rights, title and interest to the name “Hook & Ladder Draught House” and “Hook & Ladder Pizza Co.” and other corporate and trade names and phrases used in the Business;

(g)          all telephone and facsimile numbers and all email addresses used in the Business;

(h)           to the extent their transfer is permitted by law, all governmental licenses, permits, approvals, license applications, and license amendment applications, with respect to the Assets;

(i)          to the extend assignable, all licenses, franchises, notices, permits, authorizations, approvals or certificates of authority of or relating to the Assets (“Licenses”); and

(j)           all rights to indemnification, warranties, claims and causes of action against third parties relating to the Assets subsequent to the Effective Date, including any right to receive payment for products sold or services rendered pursuant to, and to receive goods and services pursuant to, such contracts and to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such contracts and otherwise.

2.2.        Excluded Assets. Nothing in this Agreement shall constitute or be construed as conferring on Buyer, and Buyer shall not acquire hereby, any right, title or interest to or in the following assets (collectively, the “Excluded Assets”):

(a)          any Seller’s cash, cash equivalents, all interest payable in connection with any such items, all tax refunds, and rights in and to bank accounts, investment accounts, marketable and other securities and similar investments of any Seller as of the Closing Date;

(b)          all insurance policies and rights and proceeds thereunder;

(c)          any rights of the Sellers under this Agreement and the Ancillary Agreements;

(d)          the formation documents, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, original tax returns and other documents relating to the organization, maintenance, and existence of each Seller as a limited liability company;

(e)          all rights in and to those customer contracts and arrangements listed on Disclosure Schedule Section 2.2(e), including each Seller’s right to perform, collect and enforce such agreements (collectively the “Retained Contracts”);

(f)          claims or causes of action of any Seller against any third party in connection with disputes for which the operative facts occurred prior to Closing, provided, however, in the event that the Seller’s claim against any third party is an individual or entity that Buyer conducts business with, the Seller shall be required to obtain the consent of the Buyer to commence any claims or causes of action against such third party, which such consent shall not be unreasonably withheld by the Buyer; and

(g)          those assets of Seller that are listed on the Disclosure Schedule Section 2.2(e) attached hereto.

Nothing in this Section 2.2 shall limit the rights and obligations of the parties under this Agreement and the Ancillary Agreements.

2.3.        Purchase Price and Payment. Upon the terms and subject to the conditions herein set forth, and in consideration of the sale, assignment, transfer and delivery to Buyer of the Assets, at the Closing Buyer shall issue or cause to be issued to Devaraj an aggregate purchase price of GCT Common Stock, Class A Membership Units and Warrants as described in (a) and (b) below (the “Purchase Price”) as follows:

(a)          500,000 shares of common stock, par value $.001 per share of GCT (the “GCT Common Stock”);

(b)          Class A Membership Units of GCT-TX equal to twenty (20%) percent of the issued and outstanding membership units in GCT-TX, determined on a fully-diluted basis as of the Closing Date and Devaraj shall be admitted as a member of GCT-TX;

(c)          a warrant (the “Warrant”) issued by GCT to Deveraj regarding the purchase of up to 250,000 shares of GCT Common Stock, which such Form of Warrant is attached hereto as Exhibit C. The Warrant shall be exercisable at a price of $1.00 per share, contain customary piggyback registration rights and shall be exercisable for a period of three (3) years;

Buyer shall assume, as of the Effective Date, only the Assumed Liabilities as and to the extent provided in Article III. The Purchase Price (including the Assumed Liabilities) shall be allocated in accordance with Section 10.1.

2.4.         Additional Consideration. In addition to the Purchase Price in Section 2.4, the Buyer shall also provide the following consideration:

(a)          The 500,000 shares of GCT Common Stock issued to Devaraj (the “Registrable Securities”), will be subject to certain registration rights with respect to such GCT Common Stock as follows:

(A)         Piggy-Back Rights. If at any time GCT proposes to file a registration statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by GCT for its own account or for security holders of GCT for their account (or by GCT and by security holders of GCT), other than a registration statement (i) filed in connection with an offering of securities to employees or directors of GCT pursuant to any employee stock option or other benefit plan, (ii) filed on Form S-4 or S-8 or any successor to such forms, (iii) for an exchange offer or offering of securities solely to GCT’s existing security holders, (iv) for an offering of debt that is convertible into equity securities of GCT, (v) for a dividend reinvestment plan, or (vi) solely in connection with a merger, share capital exchange, asset acquisition, share purchase, reorganization, amalgamation, subsequent liquidation, or other similar business transaction that results in all of GCT’s shareholders having the right to exchange their common stock for cash, securities or other property of a non-capital raising bona fide business transaction, then GCT shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than three (3) business days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the holder of Registrable Securities in such notice the opportunity to register the sale of such number of the Registrable Securities as such holders may request in writing within three (3) business days following receipt by such holder of such notice (a “Piggy-Back Registration”), provided, however, the holder of the Registrable Securities shall only be entitled to one Piggy-Back Registration right. GCT shall include in such registration statement such Registrable Securities that are requested to be included therein within three (3) business days after the receipt by such holder of any such notice, on the same terms and conditions as any similar securities of GCT. If at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, GCT shall determine for any reason not to register or to delay registration of such securities, GCT may, at its election, give written notice of such determination to each holder of Registrable Securities, and (x) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration, and (y) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. If the offering pursuant to a Piggy-Back Registration is to be an underwritten offering, then the holder making a request for its Registrable Securities to be included therein must, and permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The holder of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration and the holder of the Registrable Securities shall be responsible for any fees or commissions due to such underwriters in connection with the sale of such Registrable Securities.

(B)         Reduction of Offering. If the managing underwriter or underwriters for a Piggy-Back Registration that is to be an underwritten offering advises GCT and the holder of Registrable Securities in writing that the dollar amount or number of the common stock which GCT desires to sell, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities, the Registrable Securities as to which registration has been requested under this Section, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other securityholders of GCT, exceeds the maximum dollar amount or maximum number of securities that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of securities, as applicable, the “Maximum Number of Securities”), then GCT shall include in any such registration:

(1)         If the registration is undertaken for GCT’s account: (A) first, the shares of common stock that GCT desires to sell; and (B) to the extent of the Maximum Number of Securities, the shares of common stock, pro-rata among holders, for the account of any persons, including Devaraj for which GCT is obligated to register pursuant to contractual piggy-back registration rights such as in this Agreement; provided, however that Devaraj shall not be allowed to register Registrable Securities unless Robert Lee shall register his shares at the same time and in the same proportion.

(C)         Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to GCT of such request to withdraw prior to the effectiveness of the registration statement. GCT (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a registration statement at any time prior to the effectiveness of the registration statement. Notwithstanding any such withdrawal, GCT shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration.

(D)         Limitations on Piggy-Back Registration Rights.  Devaraj’s Piggy-Back Registration Rights granted pursuant to this Section shall expire upon the date such Registrable Securities are eligible for sale without registration pursuant to Rule 144.  Further, GCT has the right to exclude the holder of Registrable Securities from any registration statement in the event GCT is contractually obligated to exclude such securities.

(E)         Obligations of the Devaraj.  In connection with any registration statement utilized by GCT to satisfy the registration rights pursuant to this Section, Devaraj agrees to cooperate with GCT in connection with the preparation of the registration statement, and Seller agrees that it will (i) respond within three (3) Business Days to any written request by GCT to provide or verify information regarding Devaraj or his Registrable Securities (including the proposed manner of sale) that may be required to be included in such registration statement and related prospectus pursuant to the rules and regulations of the Securities and Exchange Commission, and (ii) provide in a timely manner information regarding the proposed distribution by Devaraj of the Registrable Securities and such other information as may be requested by GCT from time to time in connection with the preparation of and for inclusion in the registration statement and related prospectus.

(b)          After the Closing Date, GCT shall appoint Devaraj (such appointment, the “Initial Appointment”) to the Board (the “Seller Director”) for a period of one (1) year. Following the Initial Appointment, for so long as Devaraj (or his family members, trust or estate planning entities or his Affiliates) holds any shares of the Common Stock of GCT, the Board of Directors of GCT shall take all reasonable action such that the Seller Director to be nominated to serve as a member of the Board of GCT. The rights herein of Devaraj to serve as a director of GCT, and the obligations of GCT, the Board of GCT, any committee of the Board of GCT and Devaraj, as provided in this Section with respect to the Seller Director, shall not be affected, limited or modified by any change in the size or classification of the Board of GCT.

(c)          After the Closing Date, Deveraj shall be admitted as a member of GCT-TX and shall be appointed as Manager of GCT-TX. For so long as Devaraj (or his family members, trust or estate planning entities or his Affiliates), owns at least a 5.0% membership interest in GCT-TX, Devaraj shall have the right, but not the obligation, to serve as manager of GCT-TX.

(d)          Devaraj will be employed by GCT as the Director of Business Development, for a period of three (3) years, which employment will be evidenced by an employment agreement by and between GCT and Devaraj (the “GCT Employment Agreement”), substantially in the form attached as Exhibit A, which such GCT Employment Agreement shall contain compensation, commission structure, stock benefits and other customary provisions to be mutually negotiated and agreed upon by GCT and Devaraj; and

(e)          Devaraj will also be employed by GCT-TX as the Chief Executive Officer, which such employment will be evidenced by an employment agreement by and between GCT-TX and Devaraj (the “GCT-TX Employment Agreement”), substantially in the form attached as Exhibit B, which such GCT-TX Employment Agreement shall contain a term, compensation, insurance benefits and other customary provisions to be mutually negotiated and agreed upon by GCT-TX and Devaraj.

2.5.          Full Possession. Subject to the terms and conditions of this Agreement, concurrently with the execution and delivery of this Agreement, Sellers shall, and Sellers shall cause their respective Affiliates to, put Buyer into full and actual possession of the Assets. The sale of the Assets contemplated hereby shall be effected by instruments of conveyance, transfer and assignment as Buyer may request that are necessary to vest in Buyer all of the rights, title and interests of Sellers in the Assets and, subject to the obtaining of any required authorizations, approvals, consents and waivers to such sale of the Assets, to put Buyer in full and actual possession of the Assets.

2.6.          No Assignment in Certain Circumstances. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any interest in any instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, if a sale, conveyance, assignment, transfer or delivery or an attempt to make such a sale, conveyance, assignment, transfer or delivery without the authorization, approval, consent or waiver of a third Person would constitute a breach or violation thereof or affect adversely the rights of Buyer or Sellers thereunder; and any sale, conveyance, assignment, transfer or delivery to Buyer of any interest under any such instrument, commitment, contract, lease, permit or other agreement or arrangement that requires the authorization, approval, consent or waiver of a third Person shall be made subject to such authorization, approval, consent or waiver being obtained. In the event that any such authorization, approval, consent or waiver is not obtained on or prior to the Closing Date, Sellers shall, and they shall cause their Affiliates to, at Buyer’s sole cost and expense use their commercially reasonable efforts to obtain any such authorization, approval, consent or waiver (provided that, in obtaining any such authorization, approval, consent or waiver, (i) Sellers shall not, and shall cause their Affiliates not to, agree to any amendment, modification or supplement of any such instrument, commitment, contract, lease, permit or other agreement or arrangement, except with Buyer’s consent, and (ii) Buyer shall use their commercially reasonable efforts to assist Sellers in obtaining any such authorization, approval, consent or waiver), and Sellers (at Buyer’s cost and expense) shall, and they shall cause their Affiliates to, to the greatest extent permitted by law and any such instrument, commitment, contract, lease, permit or other agreement or arrangement (including by acting as an agent of Buyer), hold such instrument, commitment, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of Buyer or otherwise for the exclusive use and benefit of Buyer such that Buyer receives the interest of Sellers in the benefits therefrom until such time as such authorization, approval, consent or waiver is obtained.

ARTICLE III
ASSUMPTION OF LIABILITIES

3.1.          Assumption of Liabilities. Effective as of the Closing Date, Buyer shall, without any further responsibility or Liability of or recourse to Sellers, Devaraj or any of Sellers’ or Devaraj’s respective Affiliates, subsidiaries, stockholders, officers, directors, members, employees, agents, successors or assigns, absolutely and irrevocably assume, pay, perform and be liable and responsible for only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”):

(a)          only Liabilities set forth on Schedule 3.1(a) hereto; and

(b)          all lease payments after the Closing;

3.2.          Retained Liabilities. Except as provided in Section 3.1, Buyer shall not assume and shall not be responsible for, and there shall not be transferred to or assumed by Buyer, any Liabilities (other than Assumed Liabilities) of the Sellers, or any of their respective Affiliates (or any predecessor thereof) arising from or relating to, in whole or in part, (x) the operations, activities, conduct or transactions of the Business or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of the Assets up through and including the Closing Date, whether or not any of the foregoing continues past the Closing Date, and (y) any and all other operations, activities or transactions of Sellers and their respective Affiliates or the use, operation, ownership, lease, possession, control, occupancy, maintenance or condition of any other assets or properties of Sellers and their respective Affiliates, at any time, all of which Liabilities shall be and remain the sole responsibility of Sellers and their respective Affiliates, including all of the following (collectively, all of the Liabilities described in this Section 3.2 being referred to in this Agreement as the “Retained Liabilities”):

(a)          all Liabilities arising from the breach, failure to perform or default by Sellers or any of their respective Affiliates prior to the Closing Date of any contract, agreement, purchase order, lease, license or commitment included in the Assets;

(b)          with respect to contracts, agreements, purchase orders, leases, licenses and commitments included in the Assets, any Liability of Sellers or their respective Affiliates arising thereunder up to and including the Closing Date, whether or not such contract, agreement, purchase order, lease, license or commitment is assumed by Buyer in connection with the assignment thereof to Buyer (regardless of any contrary provisions in any instrument of assumption or conveyance);

(c)          all Liabilities in respect of causes of action, claims, suits or proceedings of or involving third parties against Sellers relating to the Business or the Assets arising out of incidents or events occurring on or prior to the Closing Date, including all workers compensation, general liability and other insurance claims with an incident date on or prior to the Closing Date;

(d)          any labor or employment related Liabilities (including accrued vacation pay, and severance and other payments payable to employees of the Business in connection with termination of such employment), Actions, judgments, damages, costs, expenses (including any Action for severance pay, accrued vacation pay or wrongful discharge), grievances, unfair labor practices and violations of any applicable law, rule, regulation, ordinance or Governmental Order which any Buyer Indemnified Party may be subject to or incur by reason of any act, omission or matter occurring on or prior to the Closing Date relating to any employees of Sellers or their respective Affiliates, agents, representatives or contractors, including the termination of any union or nonunion employees, the termination or violation of any collective bargaining agreement or any unfair labor practice or charge, and any and all Actions, Liabilities or grievances that may have been asserted under any collective bargaining agreement arising from or relating to the period prior to the Closing Date;

(e)          any Liability associated with the employee benefit plans of Sellers and their respective Affiliates, arising from or relating to the period prior to the Closing Date;

(f)          any Liability associated with employee health or safety arising from or relating to the period prior to the Closing Date;

(g)          any Liability with respect to self-insured retention, retrospective premiums and/or deductibles, if applicable, for claims arising from or relating to the period prior to the Closing Date;

(h)          all accounts payable, trade payables and indebtedness for borrowed money of Sellers or any of their respective Affiliates (other than with respect to the operation and ownership of the Assets by Buyer or its Affiliates for the period commencing immediately after the Closing Date);

(i)          all Taxes now or hereafter owed by the Sellers or any Affiliate of any Seller, or attributable to the ownership, operation or use of the Assets relating to any period up to and including the Closing Date, including liabilities and obligations for Taxes resulting from the transaction contemplated by this Agreement, except as otherwise provided in Article X;

(j)          any Liability imposed upon or incurred by Buyer or its Affiliates by operation of any applicable law, rule, regulation, ordinance or Governmental Order which Liability, if not for the operation of such law, rule, regulation, ordinance or Governmental Order, would have been a Retained Liability;

(k)          any Liability of the Sellers or their respective Affiliates under the this Agreement and/or the Ancillary Agreements, whether such Liability arises before, on or after the Closing Date; and

(l)          any Liability relating to or arising from the Business prior to the Closing Date.

ARTICLE IV
CLOSING

4.1.          Closing. The consummation of the purchase and sale of the Assets (the “Closing”) shall take place on the Effective Date, or such other date as mutually agreed upon by the parties. Regardless of the date on which this Agreement is executed and the transactions contemplated by this Agreement are consummated, the Closing is deemed to have occurred as of 12:01 a.m. local time on the Closing Date.

4.2.          Sellers’ Obligations at Closing. At the Closing, Sellers shall deliver or cause to be delivered to Buyer:

(a)          a Bill of Sale substantially in the form of Exhibit D hereto (the “Bill of Sale”);

(b)          an Assignment and Assumption Agreement substantially in the form of Exhibit E hereto (the “Assignment and Assumption Agreement”);

(c)          a Lease Assignment and Assumption Agreement for each of the Leases substantially in the form of Exhibit F hereto (each one a “Lease Assignment and Assumption Agreement” and, together, the “Lease Assignment and Assumption Agreements”);

(d)          The Ancillary Agreements duly executed by Sellers and the other signatories thereto, as applicable, including but not limited to the GCT Employment Agreement, the GCT-TX Employment Agreement and Form of Warrant; and

(e)          Un-audited financial statements of each Seller since inception (the “Financials”), which shall be provided in accordance with GAAP and in form and substance satisfactory to Buyer in its sole discretion; and

(f)          Any and all actions necessary to transfer ownership in the vehicles.

4.3.          Buyer Obligations at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Sellers and to Devaraj, as applicable:

(a)          The GCT Common Stock, Warrant and Class A Membership Units, as defined in Section 2.2, which shall be delivered to Devaraj;

(b)          the Bill of Sale;

(c)          the Assignment and Assumption Agreement;

(d)          the Lease Assignment and Assumption Agreements; and

(e)          The Ancillary Agreements duly executed by Buyer, including but not limited to the GCT Employment Agreement, the GCT-TX Employment Agreement and Form of Warrant.

4.4.          Proration of Taxes and Expenses. All personal property taxes and special assessments payable but not yet due with respect to any of the Assets, if any, will be prorated between Sellers and Buyer on the basis of actual days elapsed between the commencement of the current fiscal tax year and the Closing Date, based on a 365-day year. In connection with such proration of taxes, in the event that actual tax figures for the year of Closing are not available at the Closing Date, an estimated, provisional proration of taxes will be made using tax figures from the preceding year together with such increases or decreases thereof as Buyer and Sellers may agree. The Parties further agree to prorate at the Closing all prepaid items, expenses, and costs (including, but not limited to, rent, telephone, and electrical and utility charges) associated with conducting the Business prior to the Closing Date, which such items are provided on Disclosure Schedule 4.4. To the extent such amounts can be determined at the Closing, the Purchase Price will be adjusted to reflect an increase or decrease, and to the extent such amounts cannot be determined at the Closing, Seller and Buyer will agree upon and pay to the other any amount owing based on such proration of prepaid items, expenses, and costs within thirty (30) days following the Closing Date, as provided on Disclosure Schedule 4.4.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS AND DEVARAJ

Sellers and Devaraj, jointly and severally, represent and warrant to Buyer, as of the Closing Date, as follows:

5.1.          Organization and Qualification.

(a)          HL is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full company power and authority to own the Assets owned by it and conduct the Business as and where it is being conducted by it. HL is duly licensed or qualified to do business, and is in good standing as a foreign corporation, in all jurisdictions in which its assets or its business makes such licensing or qualification necessary, including the jurisdictions set forth in Disclosure Schedule Section 5.1. HL has delivered to Buyer true, complete and accurate copies of HL’s Charter and Operating Agreement, as currently in effect. Devaraj is the sole manager and member of HL. There are no contracts, commitments or arrangements relating to the issuance, sale or transfer of any securities of HL. HL does not own, and since its formation has not owned, directly or indirectly, securities or other ownership interest in any subsidiary of HL.

(b)          KOW is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full company power and authority to own the Assets owned by it and conduct the Business as and where it is being conducted by it. KOW is duly licensed or qualified to do business, and is in good standing as a foreign corporation, in all jurisdictions in which its assets or its business makes such licensing or qualification necessary, including the jurisdictions set forth in Disclosure Schedule Section 5.1. KOW has delivered to Buyer true, complete and accurate copies of KOW’s Charter and Operating Agreement, as currently in effect. Devaraj is the sole manager and member of KOW. There are no contracts, commitments or arrangements relating to the issuance, sale or transfer of any securities of KOW. KOW does not own, and since its formation has not owned, directly or indirectly, securities or other ownership interest in any subsidiary of KOW.

5.2.          Authorization. Each of the Sellers and Devaraj have full power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (i) have been duly authorized by all necessary company action on the part of the Sellers, and (ii) requisite board and shareholders’ or members’ approval of the Sellers has been obtained. This Agreement has been duly executed and delivered by Sellers and Devaraj. This Agreement constitutes, and upon the execution and delivery thereof by Sellers and Devaraj, as applicable, each Ancillary Agreements to which any of them is a party will constitute, a legal, valid and binding obligation of such Seller and Devaraj, as applicable, enforceable against such Seller and Devaraj, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by the Permitted Exceptions. No consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Sellers in connection with the execution and delivery of this Agreement or any Ancillary Agreements or the consummation by them of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreements or (ii) prevent Sellers and Devaraj from performing their obligations under this Agreement or any Ancillary Agreements.

5.3.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or provide a right of termination to any Person under (a) any provision of the Charters or Operating Agreements of Sellers, (b) any law, rule, regulation or Governmental Order to which any Seller or Devaraj, the Business or the Assets, are bound or subject, or (c) any agreement, indenture, undertaking, permit, license or other instrument to which any Seller or Devaraj is a party or by any Seller or Devaraj or any of their respective properties may be bound or affected, except for contracts as to which a consent to assignment reasonably satisfactory in form and substance to Buyer is obtained and delivered to Buyer prior to or at the Closing, other than as set forth in Disclosure Schedule Section 5.3.

5.4.          Financials. Disclosure Schedule Section 5.4 sets forth the financial information and materials in respect of the Business provided by Sellers to Buyer, including the Financials. The Financials have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of the Business as at the respective dates therein. The books and records of Sellers from which the Financials were prepared were complete and accurate at the time of such preparation. Sellers maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.5.          Absence of Certain Changes. Except as set forth on Disclosure Schedule Section 5.5, or where no Material Adverse Effect on the Sellers has or is likely to occur, since the latest date of the Financials:

(a)          There has not been any event, change or effect with respect to the Assets or the business, operations, condition (financial or otherwise), working capital, Liabilities, earnings, reserves or operating results of the Business or the Business Employees or, to Sellers’ and Devaraj’s knowledge, customers of the Business under the Customer Contracts, which has had or is reasonably likely to have a material adverse effect.

(b)          the Assets have not suffered any loss, damage, destruction or other casualty adversely affecting any of the Assets, whether or not covered by insurance;

(c)          Sellers have not incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability arising from or relating to the Assets except for trade or business obligations incurred in the ordinary course of business and consistent with past practice in connection with the purchase of goods and services;

(d)          Sellers have not sold, transferred, leased or otherwise disposed of any Assets or permitted or allowed any of the Assets to be subject to any Encumbrance (other than the Permitted Liens) of any kind, other than in the ordinary course of business and consistent with past practice;

(e)          Sellers have not instituted, settled or agreed to settle any Action before any Governmental Authority relating to the Assets;

(f)          Sellers have not entered into any other transaction, contract or commitment in respect of the Assets other than in the ordinary course of business and consistent with past practice which calls for fixed and/or contingent payments thereunder;

(g)          Sellers have not paid or agreed to pay any brokerage or finders’ fee in connection with, and Sellers have not incurred any severance pay obligations by reason of, this Agreement;

(h)          Sellers have not made any capital expenditure or commitment therefore relating to the Business for additions to its property, facilities or equipment;

(i)          Sellers have not made, with respect to the Business, any change in any method of its accounting or accounting practice or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; and

5.6.          Title to Assets.

(a)           Except as set forth in Disclosure Schedule Section 5.6(a), Sellers have good and marketable title to all of the Assets. Except for Permitted Liens or as otherwise explained on Disclosure Schedule Section 5.6(a), none of the Assets is subject to any Encumbrance of any kind.

(b)          Except as set forth in Disclosure Schedule Section 5.6(b), the tangible personal property included in the Assets is in operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is intended and is being put.

5.7.          Personal Property Leases.

(a)          Disclosure Schedule Section 5.7(a) contains an accurate and complete list and description of leases in respect of the Equipment included in the Assets (collectively, the “Personal Property Leases”).

(b)          The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by Sellers or, to the knowledge of Sellers, any other party thereto, and no event of default on the part of Sellers or, to the knowledge of Sellers, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Sellers have delivered to Buyer true and correct copies of the Personal Property Leases.

5.8.          Real Property Leases.

(a)          Disclosure Schedule Section 5.8(a) contains an accurate and complete list and description of real property leases relating to the Business (collectively, the “Real Property Leases”).

(b)          The Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. With respect to the Real Property Leases, there are no existing defaults under the applicable lease by Sellers or, to the knowledge of Sellers, any other party thereto, and no event of default on the part of Sellers or, to the knowledge of Sellers, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder. Sellers have delivered to Buyer true and correct copies of the Real Property Leases.

5.9.          Intellectual Property Rights.

(a)          As used herein, “Intellectual Property” means any and all of the following: (i) patent registrations and applications in any and all jurisdictions, including but not limited to: re-issues, continuations, continuations-in-part, renewals, re-examinations, extensions or divisions; (ii) registered, pending and common law trademarks including but not limited to: service marks, trade dress, trade names, logos, corporate or company names and domain names in any and all jurisdictions, together with all of the goodwill associated therewith; (iii) registered, pending or unregistered copyrights in websites, writings, graphic works, designs or other copyrightable works in any and all jurisdictions; (iv) software; (v) registered, pending or unregistered mask works in any and all jurisdictions; (vi) trade secrets and other confidential information regarding the Business (including, without limitation, ideas, discoveries, formulas, compositions, inventions (whether patentable or not and whether or not reduced to practice), know-how, methodology, models, algorithms, systems, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information, marketing and business data, databases, pricing and cost information; (vii) other intellectual property rights including but not limited to claims or causes of action arising out of or related to past, present or future third-party infringement or misappropriation of the foregoing; (viii) rights under all agreements relating to the foregoing; and (ix) copies and tangible embodiments of the foregoing (in whatever form or medium).

(b)          Disclosure Schedule Section 5.9(b) sets forth a true and complete list of all patents and patent applications, registered trademarks, registered service marks, and trademark and service mark applications, registered copyrights and copyright applications and Internet domain names and websites, in all jurisdictions, in each case that are owned by the Sellers or exclusively held by the Sellers for use in the Business (collectively, together with any other unregistered intellectual property, copyrights, trademarks and trade secrets, know-how and similar confidential and/or proprietary information owned by the Sellers or exclusively held for use in the Business, the “Owned Intellectual Property”).

(c)          Disclosure Schedule Section 5.9(c) sets forth a true and complete list of all licenses, sublicenses and other agreements pertaining to Intellectual Property, to which any Seller is a party, in each case which are valid and used or held for use by or otherwise in connection with the Business (collectively, “Licensed Intellectual Property”). Each of the agreements on Disclosure Schedule Section 5.9(c) is in full force and effect and enforceable in accordance with its terms on the parties thereto. Sellers have not: (i) received any written notice of termination or cancellation under any agreements to Licensed Intellectual Property (ii) received any written notice of a breach or default under agreements to such Licensed Intellectual Property, which breach has not been cured, or (ii) granted to any other third party any rights, adverse or otherwise in or to the Licensed Intellectual Property that would constitute a breach of rights to the Licensed Intellectual Property. To Knowledge of the Sellers and Devaraj, no party is in breach of any of the agreements on Disclosure Schedule Section 5.9(c). The Sellers have not granted any license or other right currently outstanding to any third party with respect to the Owned Intellectual Property or Licensed Intellectual Property, except for those licenses set forth in Disclosure Schedule Section 5.9(c) hereto.

(d)          The Owned Intellectual Property and the Licensed Intellectual Property include all of the Intellectual Property used or intended to be used in the ordinary day-to-day conduct of the Business and there are no other items of Intellectual Property that are material to such ordinary day-to-day conduct of the Business as currently conducted or planned to be conducted. Each of the Owned Intellectual Property and the Licensed Intellectual Property owned or developed by the Sellers has not been adjudged invalid or unenforceable in whole or in part, and, to the Knowledge of the Sellers and Devaraj, each of the other Owned Intellectual Property and the Licensed Intellectual Property is subsisting, valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property is current and unexpired.

(e)          No claims or legal proceedings have been asserted in writing against the Sellers and not disposed of, or are pending, or, to the Knowledge of the Sellers and Devaraj, are threatened against the Sellers: (i) based upon or challenging or seeking to deny or restrict the use by Sellers of any of the Owned Intellectual Property, or Licensed Intellectual Property; (ii) alleging that any of Sellers’ current or proposed products or services provided by or processes used or intended to be used by Sellers infringe upon or misappropriate any Intellectual Property right of any third party; (iii) alleging that any of the Licensed Intellectual Property infringes upon any Intellectual Property right or software of any third party or is being licensed or sublicensed to any Seller in conflict with the terms of any license or other agreement; (iv) challenging Sellers’ ownership of the Owned Intellectual Property; or (v) challenging the legality, validity, enforceability of any of the Owned Intellectual Property or Licensed Intellectual Property.

(f)          To the Knowledge of the Sellers and Devaraj, no Person is engaged in any activity that infringes upon the Owned Intellectual Property or the Licensed Intellectual Property.

(g)          Sellers have delivered or made available to Buyer correct and complete copies of all written agreements, documents, licenses, royalty agreements or other rights relating to Owned Intellectual Property and Licensed Intellectual Property to which any of the Sellers is a party.

(h)          Sellers have taken commercially reasonable steps customary in the industry to maintain the confidentiality of its trade secrets and other confidential Intellectual Property, and (i) to the Knowledge of the Sellers and Devaraj, there has been no misappropriation of any trade secrets or other confidential Intellectual Property of Sellers by any current or former employee, independent contractor, consultant or agent of Sellers or Devaraj, or by any other Person; (ii) to the Knowledge of Sellers and Devaraj, no current or former employee, independent contractor, consultant or agent of the Sellers has misappropriated any trade secrets of any other Person in the course of his performance as an employee, independent contractor, consultant or agent of the Sellers; and (iii) to the Knowledge of Sellers and Devaraj, no current or former employee, independent contractor, consultant or agent of any of the Sellers or Devaraj in default or breach of any term of any employment agreement, non-disclosure agreement, non-compete obligation, assignment of invention agreement or similar agreement or contract with any of the Sellers or Devaraj relating in any way to the protection, ownership, development, use or transfer of Owned Intellectual Property.

(i)          All Owned Intellectual Property was developed by Sellers’ own agents, shareholders, members, managers, directors, officers, employees or consultants under a valid assignment of invention agreement or similar agreement or contract.

(j)          Sellers have not entered into any contracts with the United States government (or any of its agencies) pursuant to which Sellers or any employees or consultants of Sellers are required to assign any Intellectual Property rights in favor of the United States government (or any of its agencies).

(k)          The consummation of the transactions contemplated by this Agreement and the other Ancillary Documents will not result in the termination or impairment of any of the Owned Intellectual Property or Licensed Intellectual Property and will not constitute a breach or default under any of the agreements related thereto and will not give any of the parties to any agreement with respect to the Licensed Intellectual Property the right to terminate such agreement.

5.10.         Litigation; Legal Matters. Except as set forth on Disclosure Schedule Section 5.10, with respect to the Business, the Assets or the Business Employees, there is no Action pending or, to the knowledge of Sellers and Devaraj , threatened, whether at law or in equity, or before or by any Governmental Authority, nor any Governmental Order of any Governmental Authority against or affecting or which could affect (without regard to the availability of insurance) any of the Business, the Assets or the Business Employees, and Sellers and Devaraj do not know of any valid basis for any such Action. Disclosure Schedule Section 5.10 sets forth for each matter disclosed therein whether any loss as a result of such matter is wholly or partly insured or uninsured.

5.11.         Permits and Other Operating Rights. Except as set forth in Disclosure Schedule Section 5.11, Sellers do not require the consent of any third Person to permit Sellers to operate the Business in the manner in which it currently is being conducted, and Sellers possess all permits (including health and safety permits), licenses, orders, approvals and authorizations from third Persons, including Governmental Authorities, currently required by applicable provisions of any law, statute, regulation, existing judicial decision or Governmental Order, or by the property and contract rights of third Persons, necessary to permit the operation of the Business and the Assets in the manner in which it currently is being conducted and used. All such permits, licenses, orders, approvals and authorizations are in full force and effect and, except as explained in Disclosure Schedule Section 5.11, will remain in full force and effect following the consummation of the transactions contemplated hereby, no suspension or cancellation of any of them had been threatened in writing, and no such permit, license, order, approval or authorization will be adversely affected by the consummation of the transactions contemplated by this Agreement.

5.12.         Compliance with Laws. Except as set forth on Disclosure Schedule Section 5.12, Sellers are in material compliance with all laws, statutes, regulations and Governmental Orders in respect of the operation, activities, conduct and transactions of the Business and the ownership, operation, use or possession of the Assets and the employment of the Business Employees. None of the operation, activity, conduct and transactions of the Business or the ownership, operation, use or possession of the Assets or the employment of the Business Employees materially conflicts with the rights of any other Person or violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of any Encumbrance, lease, license, agreement, contract, agreement, commitment or understanding or any law, statute, regulation or Governmental Order to which any Seller is a party or by which Sellers or any of the Business or the Assets may be bound or affected.

5.13.         Tax Matters. Sellers have, or prior to the Closing will have, accurately prepared and duly and timely filed all Tax Returns which they are required to file on or before the Closing Date and have paid all Taxes required to be paid with respect to the periods covered by such Tax Returns. Such Tax Returns are true and correct in all material respects. No deficiencies for any Taxes have been asserted in writing or assessed against Sellers which remain unpaid and no state of facts exists or has existed which would constitute grounds for the assessment of any additional Taxes for any period for which Tax Returns have been filed. There are to Seller’s and Devaraj’s Knowledge, no pending or threatened actions, proceedings, investigations, audits or claims related to Taxes of Sellers or the Assets. Sellers have properly withheld and paid over to the appropriate Taxing Authorities all Taxes required by them so to be withheld. There are no agreements, waivers or arrangements providing for the extension of time with respect to the assessment of any Tax owed by Sellers. There are no tax liens upon any Assets of Sellers. Sellers have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate them to make any payments that will not be deductible under Section 280G of the Code. Sellers are not party to any Tax allocation or sharing agreement. Sellers have not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897 (c)(1)(A)(ii) of the Code.

5.14.         Insurance. Sellers have maintained over the past year and now maintain insurance in amounts sufficient for the Assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Sellers operate. Disclosure Schedule Section 5.14 contains an accurate and complete description of all policies of fire, general liability, theft, life, workers’ compensation, health, partners, and other forms of insurance owned or held by Sellers relating to the Assets at any time within the past three years, specifying the insurer (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate and the portion of the coverage and the deductible that has been consumed) of coverage, type of insurance, policy number and any pending claims thereunder. All such policies are in full force and effect and all premiums with respect thereto are currently paid and none are due or delinquent; are sufficient for compliance with all requirements of law and of all agreements to which any Seller is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage for the Assets; will cover claims for matters occurring prior to the Closing regardless of when such claims are made; and will not in any way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Sellers have delivered to Buyer a complete and accurate list of all open, pending and outstanding claims history (and threats of claims) of Sellers for bodily injury, workers’ compensation benefits, contractual liability, personal injury, property damage, loss, breach of contract or bad faith for the last three years, whether or not such claims are covered by insurance and whether or not Sellers have received a reservation of rights by any insurers. Disclosure Schedule Section 5.14 is an accurate and complete list for the past three years of all reservations of rights by insurers, deductibles, self-insured retentions, retrospective rating plans and dividend plans.

5.15.         Disclosure. No representations or warranties by Sellers, singly or collectively, in this Agreement or any Ancillary Agreements and no statement contained in any document (including, without limitation, financial statements and the Schedules hereto), certificate or other writing furnished or to be furnished by Sellers to Buyer pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements herein or therein not misleading.

5.16.         No Brokers. Neither Sellers, Devaraj nor any of their Affiliates, representatives, agents, directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and Devaraj, as of the Closing Date, as follows:

6.1.          Organization and Qualification. GCT is a corporation duly organized, validly existing and in good standing under the laws of Nevada. GCT-TX is a limited liability duly organized, validly existing and in good standing under the laws of Nevada

6.2.          Authorization.

(a)          Each Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and upon the execution and delivery thereof by Buyer, each Ancillary Agreements will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer, as applicable, in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

(b)          Except as described in Disclosure Schedule Section 6.2(b), no consent, waiver, approval, order or authorization of, notice to, or registration, declaration, designation, qualification or filing with, any Governmental Authority or third Person, domestic or foreign, is or has been or will be required on the part of Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, other than where the failure to obtain such consents, waivers, approvals, orders or authorizations or to make or effect such registrations, declarations, designations, qualifications or filings is not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) prevent Buyer from performing its obligations under this Agreement or any Ancillary Agreement.

6.3.          Capitalization. (a) The authorized capital stock of GCT currently consists of 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock of which 1,000,000 is designated as Series A Preferred Shares. All issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable.  Before giving effect to the transactions contemplated by this Agreement, 10,882,834 shares of GCT’s Common Stock are issued and outstanding and 3,520,000 shares of GCT’s Common Stock are issuable upon the exercise, conversion or exchange of outstanding subscriptions, options, warrants, convertible or exchangeable securities, or other rights to acquire Common Stock.  No shares of GCT’s Preferred Stock are issued and outstanding.  Except as otherwise provided in the GCT’s Certificate of Incorporation, there are no outstanding rights or obligations of GCT to repurchase or redeem any of its securities. All outstanding securities have been issued in compliance with state and federal securities laws.  The 500,000 shares of GCT Common Stock, when issued, will be duly authorized and validly issued and are fully paid and nonassessable.

(b) The authorized capitalization of GCT-TX consists of 80 Class A Membership Units.   As of the date of this Agreement, GCT has outstanding 34 shares of its Class A Membership Units. All issued and outstanding Class A Membership Units have been duly authorized and validly issued and are fully paid and nonassessable. Except as otherwise provided in the GCT-TX’s Articles of Formation or Operating Agreement, there are no outstanding rights or obligations of GCTX to repurchase or redeem any of its securities. All outstanding securities have been issued in compliance with state and federal securities laws.  The shares of GCT-TX Class A Membership Units, when issued, will be duly authorized and validly issued and are fully paid and nonassessable.

6.4.          Non-Contravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with (a) any provision of the Charter or Bylaws of Buyer, (b) any law, rule, regulation or Governmental Order to which Buyer or any of its business or assets are bound or subject or (c) any agreement, indenture, undertaking, permit, license or other instrument to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than such violations and conflicts which are not reasonably likely to (i) prevent or delay consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) prevent Buyer from performing its obligations under this Agreement or any Ancillary Agreement.

6.5.          Form 10-K and Form 10-Q Filings. GCT’s most recent Form 10-K, as amended and Form 10-Q, as amended, in each case, as filed by GCT with the Securities and Exchange Commission, complied (as of its filing date) in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of GCT, including the notes thereto, included in such Form 10-K and Form 10-Q comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of GCT at the dates thereof and of its operations and cash flows for the periods then ended.

6.6.          Compliance with Law. Buyer, GCT-TX and each of their Affiliates is and has been in compliance in all material respects with all federal, state, and local laws, regulations, statutes, and ordinances applicable to it in connection with the conduct or operation of their respective business and the ownership or use of their respective assets.

6.7.          No Violation. Neither GCT or GCT-TX is in violation of or default on any term of its Charter or Bylaws or Operating Agreement, as each is in effect on the date hereof.

6.8.          No Brokers. Neither Buyer nor any of its Affiliates, representatives, agents, directors, officers or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated by this Agreement.

6.9.          Litigation; Legal Matters. There is no Action pending or, to the knowledge of Buyer, threatened against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, or before or by any Governmental Authority, nor any Governmental Order of any Governmental Authority against or affecting or which could affect Buyer ability to complete the transactions set forth under this Agreement or any Ancillary Agreement, and Buyer does not know of any valid basis for any such Action.

ARTICLE VII
[INTENTIONALLY OMITTED]

ARTICLE VIII
CERTAIN COVENANTS

8.1.          Confidentiality. Sellers and Devaraj shall, and shall cause their respective representatives, Affiliates and employees: (a) to treat and hold as confidential (and not to disclose or provide access to any Person to) any information relating to the Business or the Assets or any other confidential information with respect to the Business or the Assets; (b) in the event that any of them becomes legally compelled to disclose any such information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 8.1; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 8.1, to furnish only that portion of such information which is legally required to be provided and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; (d) to the extent permitted by law, to promptly furnish (prior to, at, or as soon as practicable following, the Closing) to Buyer any and all copies (in whatever form or medium) of all such information and to destroy any and all additional copies of such information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information which, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Sellers and Devaraj or their respective representatives, Affiliates or employees. Sellers agree and acknowledge that remedies at law for any breach of their obligations under this Section 8.1 are inadequate and that in addition thereto Buyer (or an Affiliate thereof) shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

8.2.          Authorizations. Each of Buyer and Sellers, as promptly as practicable after the Closing Date, shall and shall cause their respective Affiliates to (i) deliver, or cause to be delivered, all notices and make, or cause to be made, all such declarations, designations, registrations, filings and submissions under all laws, rules and regulations applicable to it as may be required for it to consummate the transfer of the Assets and the other transactions contemplated hereby in accordance with the terms of this Agreement; (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, orders, consents and waivers from all Persons necessary to consummate the foregoing; and (iii) use commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its respective obligations hereunder and to carry out the intentions of the parties expressed herein. Nothing in this Section shall require, or be deemed to require, Buyer to agree to or effect any divestiture or take any other action which would reasonably be expected to impair Buyer’s ability to achieve the overall benefits expected, as of the date hereof, to be realized from the consummation of the transactions contemplated hereby. The cost and expense of obtaining any required authorizations, approvals, consents or waivers from Governmental Authorities shall be shared equally between Buyer, on the one hand, and Sellers on the other.

8.3.          Publicity. Neither Buyer, Sellers, Devaraj, nor any of their respective Affiliates, shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its officers, directors, employees, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of the other parties hereto, except (i) as required by law and after conferring with the other parties concerning the timing and content of such required disclosure, and (ii) in the case of Buyer, as may be required of Buyer by applicable law, regulation or Securities and Exchange Commission position, by any court order or judicial process. Buyer and Sellers and Devaraj will consult with each other concerning the means by which employees, customers and suppliers and others having dealings with Sellers and their respective Affiliates with respect to the Business and the Assets will be informed of the transactions contemplated hereby, and Buyer shall be allowed to have present for any such communication a representative of Buyer.

8.4.          Notification. Sellers and Devaraj shall give prompt notice to Buyer, and Buyer shall give prompt notice to Sellers and Devaraj, of any known failure of Sellers or Devaraj or Buyer to comply with, perform or satisfy any covenant or comply with, perform or satisfy any condition contained in this Agreement or any Ancillary Agreement to be complied with, performed or satisfied by any such party.

8.5.          Bulk Sales Compliance. Buyer and Sellers hereby waive compliance with the provisions, to the extent applicable, of any bulk sales or transfers law or similar law of any jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreement. Sellers shall indemnify and hold the Buyer Indemnified Parties harmless from and against any and all Buyer Losses in connection with any Action incurred or suffered by any such Buyer Indemnified Party arising out of or related to such waiver, unless and to the extent that such Buyer Losses constitute Assumed Liabilities.

8.6.          Agreement Not to Compete.

(a)          Except as provided on Disclosure Schedule 8.6, from the Closing Date through the date that is three (3) years after the Closing Date (the “Restricted Period”), Sellers and Devaraj shall not, directly or indirectly, and Sellers and Devaraj shall cause each of their respective Affiliates not to, own, lease, manage, operate or control, or participate in the ownership, lease, management, operation or control of, or be connected with or have any interest in (as a stockholder, member, director, officer, employee, agent, partner, creditor or otherwise) any Person which is engaged in the business of providing food services within the Geographic Area. For purposes of this Section 8.6, neither the manufacture, servicing and repair of food trucks, nor the actions necessary to complete and perform any of the retained contracts, with the services of the Buyer or GCT-TX, and Buyer specifically agrees and acknowledges that such actions by Sellers, Devaraj or any of their Affiliates, shall not violate the restrictive covenants set forth in this section;

(b)          During the Restricted Period, Sellers and Devaraj shall not, directly or indirectly, either for themselves or for any other Person, (i) solicit, encourage, or take any other intentional action which is reasonably intended to induce any person employed by Buyer, to terminate his or her employment with such employer or, (ii) without the prior written consent of Buyer, which consent shall be made in Buyer’s discretion, employ any such individual during his or her employment with Buyer, and for a period of one year after such individual terminates his or her employment with such employer;

(c)          During the Restrictive Period, Sellers and Devaraj shall not, directly or indirectly, either for themselves or for any other Person, take any action aimed at causing any then customer of Buyer to sever its business relationship with Buyer or the Business or otherwise interfere with such relationship; provided, however that Sellers’ or Devaraj’s solicitation of Buyer’s customers for products or services other than those directly competing with Buyer, will not be deemed to violate this Section 8.6(c);

(d)          Sellers and Devaraj each acknowledge and agree that the extent of damages to Buyer in the event of a breach by Sellers of a covenant contained in this Section 8.7 would be impossible to ascertain and there is and will be available to Buyer no adequate remedy at law to compensate them in the event of such a breach. Consequently, Sellers agree that, in the event of such a breach, Buyer shall be entitled, in addition to any other relief to which they may be entitled including money damages, to enforce any or all of such covenants by injunctive or other equitable relief ordered by any Governmental Authority of competent jurisdiction.

(e)          The provisions of this Section 8.6 shall be enforced to the fullest extent permissible under the laws, common law and public policies applied in the State of Texas. In such regard, the parties express the foregoing intention with full knowledge that the covenants contained in this Section 8.6 are necessary to assure that Buyer receive and maintain the bargained-for business and the Assets, if the final judgment of a Governmental Authority of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the Governmental Authority making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision of this Section 8.6 with a term or provision that is valid and enforceable in such jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable in such jurisdiction as so modified after the expiration of the time within which the judgment may be appealed, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.7.          State Unemployment Tax Accounts. In every state in which Sellers have reported payroll and/or operative state unemployment tax accounts, Sellers agree to cooperate with Buyer to facilitate Buyer’ obtaining successor state unemployment tax account treatment in all such jurisdictions in a timely and complete manner without reservation, interference or limitation.

8.8.          Books and Records. Each of the Parties agrees that all books and records of Sellers related to the Business, wherever located, that a Party is entitled to retain or acquire hereunder (including, but not limited to, correspondence, memoranda, Tax information, books of account, personnel and payroll records and the like) (the “Business Records”) shall be preserved by such Party (or the other Party where applicable) for a period of at least seven (7) years following the Closing Date. After the Closing Date, where there is some reasonable business purpose, the Party in possession of any Business Records shall provide the other Party and its authorized representatives with access, upon prior reasonable notice specifying the need therefore, during regular business hours, to the Business Records, and the other Party or its representatives shall have the right to examine and make copies of such Business Records; provided that the foregoing right shall not be exercisable in such a manner as to unreasonably interfere with the normal operations of such Party.

ARTICLE IX
INDEMNIFICATION

9.1.          Survival. All representations and warranties of Sellers, Devaraj and Buyer contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby only through and until the third anniversary of the Closing Date; provided, however, he representations and warranties contained in Sections 5.4 (Title to Assets) shall survive until 60 days after the applicable statute of limitations has expired (in each case, the date until each such representation shall survive is herein referred to as the “Date of Survival”). With respect to the representations and warranties that are subject to the Date of Survival, if written notice of a claim for breach of any such representations and warranties has been given on or before the Date of Survival by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All indemnification obligations of Sellers, Devaraj and Buyer in this Agreement or the Ancillary Agreements (including all schedules and exhibits thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive indefinitely. All covenants, obligations and agreements of Sellers and Buyer contained in this Agreement and the Ancillary Agreements (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements) shall survive the consummation of the transactions contemplated hereby and thereby.

9.2.          Indemnification by Sellers. Except as otherwise limited by this Article IX, the Sellers and Devaraj shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates, any assignee or successor thereof, and each officer, director, employee, agent and representative of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against, and pay or reimburse the Buyer Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Buyer Indemnified Parties (hereinafter a “Buyer Loss”), arising in whole or in part out of or resulting directly or indirectly from:

(a)          any breach of any representation or warranty of Sellers and/or Devaraj in this Agreement or the Ancillary Agreements to which any of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements to which any of them is a party or made in connection herewith or therewith);

(b)          any breach of any covenant, obligation or agreement of Sellers and/or Devaraj in this Agreement or the Ancillary Agreements to which any of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement and the Ancillary Agreements to which any of them is a party or made in connection herewith and therewith);

(c)          any and all Actions of any nature that are pending or threatened against Sellers on or before the Closing Date.

The amount that Sellers and Devaraj are obligated to indemnify Buyer under this Agreement shall not exceed the value of the Purchase Price ($1,000,000), provided, however, that the Seller shall not be obligated to pay any amounts to Buyer owed in connection to the indemnification obligations under this Section until such indemnification amounts exceed $75,000 in the aggregate. Notwithstanding the forgoing or anything else to the contrary, Sellers and Devaraj’s sole obligation to satisfy their indemnification duties under this Section 9.2, and Buyer’s sole collection remedy against Sellers and Devaraj, shall be to return to the number of shares of GCT Common Stock with a current value, measured at the time of such return, equal to the amount of indemnification obligation determined under this Article IX.

9.3.          Indemnification by Buyer. Except as otherwise limited by this Article IX, Buyer shall indemnify, defend and hold harmless Sellers and Devaraj, their respective subsidiaries and Affiliates, any assignee or successor thereof, and each officer, director, member, manager, employee, agent and representative of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against, and pay or reimburse the Seller Indemnified Parties for, any and all losses, Actions, Liabilities, damages, claims, costs and expenses (including reasonable expenses of investigation and legal fees and costs in connection therewith), interest, awards, judgments, penalties and Encumbrances suffered or incurred by any of the Seller Indemnified Parties (hereinafter a “Seller Loss”) arising solely out of or resulting directly from:

(a)          any breach of any representation or warranty of Buyer in this Agreement (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement or made in connection herewith and therewith);

(b)          any breach of any covenant, obligation or agreement of Buyer in this Agreement to which either of them is a party (including all schedules and exhibits hereto and thereto and all certificates, documents, instruments or undertakings furnished pursuant to this Agreement or made in connection herewith and therewith);

(c)          any Assumed Liability.

(d)          That result from the operation of the Business following the closing Date.

9.4.          General Indemnification Provisions.

(a)          For the purposes of this Section 9.4, the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 9.2 or 9.3, as the case may be; the term “Indemnitor” shall refer to the Person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to Seller Losses or Buyer Losses, as the case may be.

(b)          The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid or payable to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage or such Loss is related to a breach of the kind described in subsection 9.2(a) or 9.3(a)), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses.

(c)          Within a reasonable time following the determination thereof, an Indemnitee shall give the Indemnitor written notice of any matter which such Indemnitee has determined has given rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (subject to the last sentence of this subsection). The obligations and Liabilities of any party under this Article IX with respect to Losses arising from claims, assertions, events or proceedings of any third party (including claims by any assignee or successor of the Indemnitee or any Governmental Authority), which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and be subject to the following additional terms and conditions: If any Indemnitee shall receive written notice of any Third Party Claim, the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim (subject to the last sentence of this subsection) and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its expense. If the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against any Loss (without limitation) that may result from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense against such Third Party Claim at its expense and through counsel of its choice if it gives written notice of its intention to do so to the Indemnitee within 15 calendar days of the receipt of notice of such Third Party Claim from Indemnitee, unless, in the reasonable opinion of counsel for the Indemnitee, there is a conflict or a potential conflict of interest between the Indemnitee and the Indemnitor in such Action, in which event the Indemnitee shall be entitled to direct the defense with respect to only those issues as to which such conflict exists with one separate counsel of its choice reasonably acceptable to the Indemnitor. The reasonable fees and expenses of any such separate counsel shall be borne by the Indemnitor. In the event that the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor, at Indemnitor’s expense, all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all witnesses, pertinent records, materials and information in its possession or under its control reasonably relating thereto as is reasonably required by the Indemnitee. No such Third Party Claim, except the settlement thereof which involves the payment of money only either by a party or parties other than the Indemnitee or for which the Indemnitee is totally indemnified (without limitation) by the Indemnitor and the unconditional release from all related liability of the Indemnitee, may be settled by the Indemnitor without the written consent of the Indemnitee. The foregoing notwithstanding, the failure of any Indemnitee to give any notice required to be given hereunder shall not affect such Indemnitee’s right to indemnification hereunder except to the extent the Indemnitor from whom such indemnity is sought shall have been actually prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure.

(d)          Payment by an Indemnitee to a third party with respect to a Loss shall not affect such Indemnitee’s rights to indemnification pursuant to this Article IX, provided that the written consent of the Indemnitor is obtained, such consent not to be unreasonably withheld.

9.5.          Tax Matters. In addition to this Article IX, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Article IX to the extent expressly provided therein.

9.6.          Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this Article IX, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement or any Ancillary Agreements shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.

ARTICLE X
TAX MATTERS

10.1.          Allocation of Purchase Price. The parties hereto agree that the Purchase Price shall be allocated among the Assets as set forth in Schedule 10.1 and agree that such allocation is based upon Section 1060 of the Code and related Treasury Regulations (and any similar provision of state, local or foreign law). Such allocation shall be conclusive and binding on the parties hereto, and Buyer and Sellers shall not take any position in any Tax Return, Tax proceeding or audit that is inconsistent with such allocation unless required to do so under applicable law. All values contained in such allocation shall be consistently reported by the parties hereto and their Affiliates for Tax purposes in accordance with the procedures reflected herein. Notwithstanding the forgoing, the Parties agree that $5,000 of the Purchase Price shall be allocated to Sellers and Devaraj non-compete restriction set forth herein.

10.2.          Taxes Before and After the Closing Date.

(a)          Notwithstanding any provision of local law, custom, practice or Tax sharing agreement or arrangement to the contrary, the Sellers shall be liable for, and shall jointly and severally indemnify the Buyer Indemnified Parties from and against (i) all Taxes of Sellers or any Affiliate thereof, (ii) all Taxes attributable to the ownership, use, operations, activities or transactions of the Assets or the Business for all periods up to and including the Effective Date, and (iii) all Sellers Taxes attributable to the transactions contemplated hereby.

(b)          Buyer shall be liable for, and shall jointly and severally indemnify the Seller Indemnified Parties from and against, all Taxes payable by, or due from, Buyer, any Affiliate of Buyer, Sellers, or any of Affiliate of any Seller attributable to (i) the operation or the ownership of the Assets after the Closing Date (ii) all Buyer’s Taxes attributable to the transactions contemplated hereby.

(c)          Sellers or their designated Affiliates shall be entitled to any credits or refunds of any Tax paid by Sellers or any Affiliate of any Seller, and not indemnified by Buyer or any Affiliate thereof, and any interest thereon. Buyer or its designated Affiliate shall be entitled to any credits or refunds of any Tax paid by Buyer or any Affiliate thereof, and any interest thereon. A party entitled to a credit or refund under this Section 10.2 shall be entitled to reasonably prosecute the Action for refund at its own expense and in the name of the party nominally entitled thereto, which party shall execute all documents and do any and all things reasonably requested by the party entitled to such credit or refund, provided that such party is promptly reimbursed by the party entitled to credit or refund for its costs and expenses in connection therewith other than general and administrative expense. A party receiving an amount in respect of a refund or credit to which another party is entitled pursuant to this Section 10.2 shall make payment thereof to such party in immediately available funds promptly upon receipt of any such refund or credit.

10.3.          Notification and Defense.

(a)          Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any Affiliate of Buyer of notice of any pending or threatened Action (including determinations as to the timing of payment of Taxes not yet required to be paid) relating to any Tax of the Business, or to Tax Returns reflecting operations of the Business, for periods ending on or prior to the Closing Date. Sellers shall have the sole right to represent the taxpayer’s interest in any such Action, and to employ counsel of their choice at their expense, upon reaffirming their obligation to jointly and severally indemnify the Buyer Indemnified Parties in respect thereof. Sellers shall reasonably keep Buyer advised and shall reasonably consult with Buyer with respect to such controversy and prior to entering into any consensual resolution of such controversy that may affect Buyer. Buyer agrees that they will, and will cause their Affiliates to, cooperate fully with Sellers and their counsel, at Sellers’ sole cost and expense, in the defense against or compromise of any claim in any such Action.

(b)          Buyer shall have full responsibility and discretion in handling of any Tax controversy involving their business or the Assets for periods ending after the Closing Date. Sellers shall promptly notify Buyer in writing upon receipt by any Seller or any of their Affiliates of notice of any pending or threatened Action relating to any Tax of or relating to Buyer’s business or the Assets, or to Tax Returns relating to Buyer’s business or the Assets, for periods after the Effective Date. Buyer shall have the sole right to represent the taxpayer’s interest in any such Action (including determinations as to the timing of payment of Taxes not yet required to be paid) and to employ counsel of its choice at its expense, upon reaffirming its obligation to indemnify the Seller Indemnified Parties in respect thereof. Buyer shall reasonably keep Sellers advised and shall reasonably consult with Sellers with respect to such controversy and prior to entering into any consensual resolution of such controversy that may affect any Seller or Devaraj. Devaraj and Sellers each agrees that it will, and will cause its Affiliates to, cooperate fully with Buyer and its counsel, at Buyer’s sole cost and expense, in the defense against or compromise of any claim in any such Action.

(c)          Buyer and Sellers shall not enter into any compromise or agree to settle any claim pursuant to any Action that would adversely affect the other party for such year or a subsequent year without the written consent of the other party.

10.4.          Access. Without limiting the generality of Section 8.1, after the Closing, Buyer and Sellers shall make available to the other, and to any Taxing Authority, as reasonably requested, all information, records or documents relating to Tax Liabilities or potential Tax Liabilities of or relating to the Business for all periods prior to or including the Effective Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof.

10.5.          Taxes Relating to Transactions Contemplated by This Agreement. All Taxes imposed in connection with the transfer of the Assets (“Transfer Taxes”), whether such Taxes are assessed initially against Buyer or any Affiliate of Buyer or any Seller or any Affiliate thereof, shall be borne and paid equally by (i) Sellers, on the one hand, and (ii) Buyer and any Affiliate of Buyer, on the other hand. The Sellers, jointly and severally, hereby agree to indemnify the Buyer Indemnified Parties from and against their share of any and all such Transfer Taxes imposed in connection with the transfer of the Assets. The Buyer, hereby agrees to indemnify the Seller Indemnified Parties from and against their share of any and all such Transfer Taxes imposed in connection with the transfer of the Assets.

10.6.          Payments. Unless otherwise provided herein, all payments of indemnification of Tax to be made under this Article X shall be made in immediately available funds within ten business days of receipt of a written notice from the party entitled to indemnification which sets forth in reasonable detail the basis and an explanation of the claim hereunder, but in no event earlier than one business day before the date on which such Tax is required to be paid to the relevant Taxing Authority.

10.7.          Confidentiality and Related Agreements. Sellers agree that any and all rights under the provisions of any trade secret, confidentiality, non-compete or comparable agreements entered into prior to the Closing between Sellers or their Affiliates, on the one hand, and any Person who becomes an employee of Buyer or an Affiliate thereof in connection with the transactions contemplated hereby, on the other hand, shall be assigned to, and enforceable by, Buyer, provided that if such assignment is restricted or prohibited by applicable law, any such agreement shall be deemed terminated and of no further force or effect as of the Closing Date to the extent, and only to the extent, such provision relates to information of the Business or the Assets.

10.8.          No Third-Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary or other right in any Business Employee (including any beneficiary or dependent thereof) in respect of continued employment with Buyer or any Affiliate thereof or in respect of any benefits that may be provided, directly or indirectly, under any benefit plan or program maintained by Buyer or its Affiliates.

10.9.          COBRA. With respect to the Business Employees, Sellers will to the extent required by law, continue to provide for “continuation coverage” to or for the benefit of each “covered employee” and each “qualified beneficiary” entitled thereto by applicable law (as such terms are defined in Code Section 4980B) and shall otherwise comply in all respects with the requirements (including notice requirements) of Code Section 4980B as to each such covered employee and each such qualified beneficiary with respect to whom a “qualifying event” (as defined in Code Section 4980B) has occurred (or will occur) through the Closing Date, including any such qualifying event that may occur as of the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 10.4 shall prohibit Sellers from terminating such “continuation coverage” as permitted by Code Section 4980B(f)(2)(B)(ii) if Sellers cease to provide any group health plan to any “covered employee”.

ARTICLE XI
GENERAL PROVISIONS

11.1.       Expenses, Taxes, Etc. Except as otherwise expressly provided in this Agreement, each party will pay all fees and expenses incurred by it in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

11.2.       Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or sent by facsimile transmission, (confirmation received) to the parties at the following addresses and facsimile transmission numbers (or at such other address or number for a party as shall be specified by like notice), except that notices after the giving of which there is a designated period within which to perform an act and notices of changes of address or number shall be effective only upon receipt:

(a)          if to Sellers or Devaraj:

Hook & Ladder Draught House, LLC

6116 N. Central Expressway, Suite 909

Dallas, Texas 75206

tashuahill@gmail.com

Attention: Deepak Devaraj
Telephone No.: 312.504.2819

KOW Leasing Co., LLC

6116 N. Central Expressway, Suite 909

Dallas, Texas 75206

tashuahill@gmail.com

Attention: Deepak Devaraj
Telephone No.: 312.504.2819

with a copy to:

Mark A. Girtz, Esq.

Munsch Hardt Kopf & Harr, P.C.

500 N. Akard Street, Suite 3800

Dallas, Texas 75201

mgirtz@munsch.com

Facsimile No.: (214) 978-4349

Telephone No.: (214) 855-7526

(b)          if to Buyer:

The Grilled Cheese Truck, Inc.
641 Lexington Avenue, Suite 1520
New York, New York 10022
Attention: Robbie Lee
Robbie@trig-capital.com
Telephone No.: 212-521-4406

GCT Texas Master, LLC
641 Lexington Avenue, Suite 1520
New York, New York 10022
Attention:
Facsimile No.:
Telephone No.:

with a copy to:

Ellenoff Grossman & Schole LLP

150 East 42nd Street, 11th Floor

New York, New York 10017

Attention: Barry I. Grossman, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

11.3.       Disclosure Schedule. The Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. If any information required to be disclosed pursuant to any particular provision hereof or Schedule hereto is disclosed and such information is also required to be disclosed pursuant to any other provision hereof or Schedule hereto, then the initial disclosure shall be deemed to satisfy all other disclosure requirements with respect to the subject matter thereof for purposes of this Agreement and any Schedule hereof. Any Section or subsection herein for which there is no specific exception in the Disclosure Schedule and lacks a disclosure in the corresponding section of the Disclosure Schedule shall be construed to have been made without any such disclosure. Disclosure of any matter in the Disclosure Schedule shall not constitute an admission or raise any inference that such matter constitutes a violation of law or an admission of liability or facts supporting liability.

11.4.       Interpretation; Conflict Between Agreements.

(a)          When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except as otherwise expressly provided herein, all monetary amounts referenced in this Agreement shall mean U.S. dollars.

(b)          In the event of any inconsistency, conflict or ambiguity as to the rights and obligations of the parties under this Agreement and any Ancillary Agreement, the terms of this Agreement shall control and supersede any such inconsistency, conflict or ambiguity.

11.5.       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of statute, law, regulation, Governmental Order or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. In such event, any such term or provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same and the remainder of this Agreement valid, enforceable and lawful.

11.6.       Assignment. This Agreement may not be assigned by operation of law or otherwise, except that Buyer (including its Affiliates) may assign their rights and benefits hereunder and under the Ancillary Agreements (provided that Buyer shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes Buyer’s obligations hereunder) (i) to any Affiliate of Buyer, or (ii) to any Person acquiring all or substantially all of the Assets without the advanced written consent of the non-assigning party(s). This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of Buyer and Sellers.

11.7.       No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

11.8.       Amendment, Other Remedies and Waiver.

(a)          This Agreement may not be amended or modified except by an instrument in writing signed by Sellers and Buyer.

(b)          The rights and remedies of the parties to this Agreement are cumulative and not alternative of any other remedy conferred hereby or by law or equity, and the exercise of any remedy will not preclude the exercise of any other.

(c)          Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement will operate as a waiver of such right, power or privilege, and single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law, (i) no Action or right arising out of this Agreement or the Ancillary Agreements can be discharged by one party, in whole or in part, by a waiver or renunciation of the Action or right unless in a writing signed by the party against which such waiver or renunciation is charged; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9.      Further Assurances. Buyer and Sellers agree to (a) cooperate fully with the other parties, and to cause its Affiliates to cooperate fully, (b) execute and cause such Affiliates to execute such further instruments, documents and agreements, and (c) give such further written assurances as may be reasonably requested by Buyer or Sellers, as the case may be, to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, including the assumption of Liabilities as provided in Article XI. If at any time and from time to time after the Closing Date (without limitation as to time or otherwise) Buyer reasonably determines that Sellers or their respective Affiliates’ rights, title and interests in and to an Asset has failed to be fully transferred and conveyed in accordance with this Agreement to Buyer, then Sellers shall cause such Asset to be transferred and conveyed to Buyer in accordance with this Agreement as soon as reasonably practicable after notice from Buyer to Seller. If requested by Buyer, the Sellers shall prosecute or otherwise enforce in their own name (or that of an Affiliate thereof) for the benefit of Buyer any claims, rights or benefits that are or shall be transferred to Buyer by this Agreement and that require prosecution or enforcement in the name of Sellers (or any such Affiliate). Any prosecution or enforcement of claims, rights or benefits under this Section 11.9 shall be solely at Buyer’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by the Sellers or any Affiliate thereof. Following the Closing Date, Sellers and their respective Affiliates shall refer to Buyer as promptly as practicable any telephone calls, letters, orders, notices, requests, inquiries and other communications relating to the Assets or the Business.

11.10.    Mutual Drafting. This Agreement is the joint product of the Sellers, Devaraj and Buyer and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Buyer, on the one hand, and Sellers on the other, and shall not be construed for or against any party hereto.

11.11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles).

11.12.    Consent to Jurisdiction; Waivers.

(a)          For purposes of any Action arising out of this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the courts of the State of Texas, and (ii) the United States District Courts in the State of Texas. Each of the parties hereto agrees to commence any such Action either in the United States District Court in the State of Texas or if such Action may not be brought in such court for jurisdictional reasons, in the courts of the State of Texas.

(c)          Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 11.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.13.

(d)          Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any transaction contemplated hereby in (i) the courts of the State of Texas, (ii) the United States District Courts in the State of Texas, as appropriate, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

11.13.    Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives trial by jury in any Action relating to this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

11.14.    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Agreement or any signature page to this Agreement or any Ancillary Agreement, shall have the same validity and enforceability as an originally signed copy.

11.15.    Entire Agreement. This Agreement, together with the Ancillary Agreements and all Schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties delivered pursuant hereto, constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder, except as otherwise expressly provided herein.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, Buyer Sellers and Devaraj have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE GRILLED CHEESE TRUCK, INC.	HOOK & LADDER DRAUGHT HOUSE,
a Nevada corporation	LLC
a Texas limited liability company

By:	By:
Name:	Name:
Title:	Title:

GCT TEXAS MASTER, LLC.
a Nevada limited liability company	KOW LEASING CO., LLC.
only with respect to Sections 2.3(b), 2.4(c),
2.4(e), 6.1, 6.2, 6.3(b), 6.4, 6.6, 6.7, 6.8, 6.9,
Article IX and Article XI
a Texas limited liability company

By:
Name:	By:
Title:	Name:
Title:

Deepak Devaraj

[Signature Page to Asset Purchase Agreement]